UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 19, 2024

CRESCENT ENERGY COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-41132	87-1133610
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Travis Street, Suite 7200
Houston, Texas 77002
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, including Area Code:
(713) 337-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	CRGY	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.
On March 19, 2024, in connection with the Notes Offering (as defined below), Crescent Energy Company (NYSE: CRGY) (“CRGY” or “our,” “us,” or “we”) provided certain updated disclosures to potential investors, the relevant excerpts of which are set forth below in Item 8.01 and are incorporated into this Item 2.02 by reference.
The information contained in this Item 2.02 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.
Item 7.01. Regulation FD Disclosure.
On March 19, 2024, Crescent Energy Finance LLC (“CE Finance”), a subsidiary of CRGY, issued a news release announcing that, subject to market conditions, CE Finance intends to offer (the “Notes Offering”) for sale in a private placement pursuant to Rule 144A and Regulation S under the Securities Act to eligible purchasers $700 million aggregate principal amount of Senior Notes due 2032. A copy of the news release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
On March 19, 2024, CE Finance issued a new release announcing that it has commenced a tender offer to purchase for cash any and all of its outstanding 7.250% Senior Notes due 2026 (the “Tender Offer”). A copy of the news release is attached hereto as Exhibit 99.2 and incorporated herein by reference.
In addition, the information contained in Item 2.02 and Item 8.01 of this Current Report is incorporated into this Item 7.01 by reference.
The information contained in this Item 7.01, including Exhibit 99.1 and Exhibit 99.2, shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act, or the Exchange Act.
Item 8.01 Other Events.
On March 19, 2024, in connection with the Notes Offering, CRGY provided certain updated disclosures to potential investors, the relevant excerpts of which are set forth below.
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Our reserves are generally long-lived and characterized by relatively low production decline rates, affording us significant capital flexibility and an ability to efficiently hedge material quantities of future expected production. Based on forecasts used in our reserve report, our proved developed producing (“PDP “) reserves as of December 31, 2023 have estimated average five-year and ten-year annual decline rates of approximately 13% and approximately 12%, respectively, and an estimated 2024 PDP decline rate of approximately 19%. As a result of this overall low decline profile, we require relatively minimal capital expenditures to maintain our production and cash flows. Our properties located in the Eagle Ford and Rockies represent approximately 76% of our proved reserves as of December 31, 2023, and provide us with diversification from both a regional location and commodity price perspective, which provides us certain downside protection as it relates to commodity-specific pressures, isolated infrastructure constraints or severe weather events. Our net proved standardized measure totaled $5.3 billion as of

December 31, 2023. The table below illustrates the aggregate reserve volumes associated with our proved assets as of December 31, 2023.

Operating Area	Net Proved Reserves(1)	% Oil & Liquids(1)	Net PD Reserves(1)	2023 Total Net Production	SEC Net PD PV-10(1)(2)	NYMEX(3) Net PD PV-10(1)(2)
	(MMBoe)		(MMBoe)	(MBoe)	(MM)	(MM)
Eagle Ford	262	73%	187	16,191	$2,175	$2,272
Rockies	153	62%	121	23,051	1,313	$1,535
Other(4)	133	49%	128	15,291	887	$793
Total	548	64%	436	54,533	$4,375	$4,600
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(1)Our reserves and PV-10 were determined using average first-day-of-the-month prices for the prior 12 months in accordance with guidance from the U.S. Securities and Exchange Commission (the “SEC”). For oil and natural gas liquids (“NGL”) volumes, the average WTI posted price of $78.22 per barrel as of December 31, 2023, was adjusted for items such as gravity, quality, local conditions, gathering, transportation fees and distance from market. For natural gas volumes, the average Henry Hub Index spot price of $2.64 per MMBtu as of December 31, 2023, was similarly adjusted for items such as quality, local conditions, gathering, transportation fees and distance from market. All prices are held constant throughout the lives of the properties. The average adjusted product prices over the remaining lives of the properties are $74.71 per barrel of oil, $2.36 per Mcf of natural gas and $27.33 per barrel of NGLs.
(2)Reflects the net proved and net proved developed (“PD”) present values reflected in our proved reserve estimates as of December 31, 2023. PV-10 is not a financial measure prepared in accordance with GAAP because it does not include the effects of income taxes on future revenues.
(3)Our NYMEX reserves and PV-10 were determined using index prices for oil and natural gas, respectively, without giving effect to derivative transactions and were calculated based on settlement prices to better reflect the market expectations as of that date, as adjusted for our estimates of quality, transportation fees, and market differentials. The NYMEX reserves calculations are based on NYMEX futures pricing at closing on February 29, 2024 for oil and natural gas. The average adjusted product prices over the remaining lives of the properties are $62.85 per barrel of oil, $3.31 per Mcf of natural gas and $22.80 per barrel of NGLs as of February 29, 2024 for Crescent Energy Company. We believe that the use of forward prices provides investors with additional useful information about our reserves, as the forward prices are based on the market’s forward-looking expectations of oil and natural gas prices as of a certain date, although we caution investors that this information should be viewed as a helpful alternative, not a substitute, for the data presented based on SEC pricing.
(4)Includes working interest properties located in Mid-Con, Barnett, California and Permian as well as diversified minerals.
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As of February 29, 2024, we had $72.0 million of outstanding borrowings under our revolving credit facility, resulting in $1,208.0 million of remaining availability thereunder.
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A key tenet of our focused risk management effort is an active economic hedging strategy to mitigate near-term price volatility while maintaining long-term exposure to underlying commodity prices. Our hedging program limits our near-term exposure to product price volatility and allows us to protect the balance sheet and corporate returns through commodity cycles and return capital to investors. Future transactions may include price swaps whereby we will receive a fixed price for our production and pay a variable market price to the contract counterparty. Additionally, we may enter into collars, whereby we receive the excess, if any, of the fixed floor over the floating rate or pay the excess, if any of the floating rate over the fixed ceiling. As of February 29, 2024, our derivative portfolio had an aggregate notional value of approximately $1.8 billion. We determine the fair value of our oil and natural gas commodity derivatives using valuation techniques that utilize market quotes and pricing analysis. Inputs include publicly available prices and forward price curves generated from a compilation of data gathered from third parties.

The following table details our net volume positions by commodity as of February 29, 2024.

Production Period	Volumes	Weighted Average Fixed Price
	(in thousands)
Crude oil swaps (Bbls):
WTI
2024	9,408	$67.95
Brent
2024	213	$69.95
Crude oil collars – WTI (Bbls):
2024	4,876	$63.40	—	$81.30
2025	2,190	$60.00	—	$79.28
2025(1)	1,460	$60.00	—	$85.00
Crude oil collars – Brent (Bbls):
2024	110	$65.00	—	$100.00
2025	365	$65.00	—	$91.61
Natural gas swaps (MMBtu):
2024	34,341	$3.69
Natural gas collars (MMBtu):
2024	15,300	$3.38	—	$4.56
2025	58,765	$3.00	—	$6.03
Crude oil basis swaps (Bbls):
2024	5,660	$1.49
Natural gas basis swaps (MMBtu):
2024	27,917	$(0.14)
2025	5,037	$0.32
Calendar Month Average (“CMA”) roll swaps (Bbls):
2024	5,653	$0.36
Total
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(1) Represents outstanding crude oil collar options exercisable by the counterparty until December 16, 2024.
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Summary reserve data based on NYMEX pricing
The following table provides our historical reserves, PV-0 and PV-10 as of December 31, 2023 for Crescent Energy Company using NYMEX pricing. We have included this reserve sensitivity in order to provide an additional method of presentation of the fair value of our assets and the cash flows that we expect to generate from those assets based on the market’s forward-looking pricing expectations as of February 29, 2024. The historical 12-month pricing average in our 2023 disclosures below does not reflect the oil and natural gas futures. We believe that the use of forward prices provides investors with additional useful information about our reserves, as the forward prices are based on the market’s forward-looking expectations of oil and natural gas prices as of a certain date, although we caution investors that this information should be viewed as a helpful alternative, not a substitute, for the data presented based on SEC pricing. In addition, we believe strip pricing provides relevant and useful information because it is widely used by investors in our industry as a basis for comparing the relative size and value of our proved reserves to our peers and in particular addresses the impact of differentials compared with our peers. Our estimated historical reserves, PV-0 and PV-10 based on NYMEX pricing, were otherwise prepared on the same basis as our estimations based on SEC pricing reserves for the comparable period. Reserve estimates using NYMEX pricing are calculated using the internal systems of our management and have not been prepared or audited by an independent, third-party reserve engineer, but otherwise contain the same parameters, except for price and minor system differences.

As of December 31, 2023(1)
Net Proved Reserves:
Oil (MBbls)	235,362
Natural gas (MMcf)	1,381,110
NGLs (MBbls)	102,850
Total Proved Reserves (MBoe)	568,398
PV-0 (millions) (2)	$7,631
PV-10 (millions) (2)	$4,599
Net Proved Developed Reserves:
Oil (MBbls)	162,559
Natural gas (MMcf)	1,238,901
NGLs (MBbls)	88,726
Total Proved Developed Reserves (MBoe)	457,770
PV-0 (millions) (2)	$5,773
PV-10 (millions) (2)	$3,824
Net Proved Undeveloped Reserves:
Oil (MBbls)	72,803
Natural gas (MMcf)	142,209
NGLs (MBbls)	14,124
Total Proved Undeveloped Reserves (MBoe)	110,628
PV-0 (millions) (2)	$1,858
PV-10 (millions) (2)	$775
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(1)Our NYMEX reserves, PV-0 and PV-10 were determined using NYMEX pricing, without giving effect to derivative transactions and were calculated based on settlement prices to better reflect the market expectations as of that date, as adjusted for our estimates of quality, transportation fees, and market differentials. The NYMEX reserves calculations are based on NYMEX pricing at closing on February 29, 2024 for oil and natural gas. The average adjusted product prices over the remaining lives of the properties are $62.85 per barrel of oil, $3.31 per Mcf of natural gas and $22.80 per barrel of NGLs as of February 29, 2024 for Crescent Energy Company. We believe that the use of forward prices provides investors with additional useful information about our reserves, as the forward prices are based on the market’s forward-looking expectations of oil and natural gas prices as of a certain date, although we caution investors that this information should be viewed as a helpful alternative, not as a substitute, for the data presented based on SEC pricing.
(2)Present value (discounted at PV-0 and PV-10) is not a financial measure calculated in accordance with GAAP because it does not include the effects of income taxes on future net revenues. Neither PV-0 nor PV-10 represent an estimate of the fair market value of our oil and natural gas properties. Our PV-0 measurement does not provide a discount rate to estimated future cash flows. PV-0 therefore does not reflect the risk associated with future cash flow projections like PV-10 does. PV-0 should therefore only be evaluated in connection with an evaluation of our PV-10 of discounted future net cash flows. We believe that the presentation of PV-0 and PV-10 is relevant and useful to our investors about the future net cash flows of our reserves in the absence of a comparable measure such as standardized measure. We and others in our industry use PV-0 and PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities. Investors should be cautioned that neither of PV-0 and PV-10 represent an estimate of the fair market value of our proved reserves. GAAP does not prescribe any corresponding measure for PV-10 of reserves based on pricing other than SEC pricing. As a result, it is not practicable for us to reconcile our PV-10 using NYMEX pricing to standardized measure as determined in accordance with GAAP.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit Number	Description
99.1	Press Release, dated March 19, 2024, announcing the Notes Offering.
99.2	Press Release, dated March 19, 2024, announcing the commencement of the Tender Offer.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, CRGY has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 19, 2024

CRESCENT ENERGY COMPANY

By:	/s/ Bo Shi
Name:	Bo Shi
Title:	General Counsel